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                                November 18, 2005

Regions Morgan Keegan Select Funds
50 North Front Street
Memphis, Tennessee  38103

     Re:  Reorganization  to  Combine  Series of a  Massachusetts
          -------------------------------------------------------
          Business Trust
          --------------

Ladies and Gentleman:

     Regions Morgan Keegan Select Funds, a Massachusetts business trust ("Trust"), on behalf of each of its segregated portfolios of assets ("series") listed on Schedule A hereto,(1) has requested our opinion as to certain federal income tax consequences of the proposed acquisition of each Target by the corresponding Acquiring Fund (I.E., the Acquiring Fund listed on Schedule A opposite its name) pursuant to a Plan of Reorganization and Termination adopted by Trust's Board of Trustees ("Board") at a meeting held on August 22, 2005 ("Plan"). Specifically, Trust has requested our opinion, with respect to each Reorganization --

          (1) that Acquiring Fund's acquisition of Target's assets in exchange solely for voting shares of beneficial interest ("shares") in Acquiring Fund and Acquiring Fund's assumption of Target's liabilities, followed by Target's distribution of those shares PRO RATA to its shareholders of record determined as of the Effective Time (as herein defined) ("Shareholders") actually or constructively in exchange for their shares in Target, will qualify as a "reorganization" (as defined in section


----------

(1) Each series listed under the heading "Targets" on Schedule A is sometimes referred to herein as a "Target"; each series listed under the heading "Acquiring Funds" on Schedule A is sometimes referred to herein as an "Acquiring Fund"; and each Target and Acquiring Fund is sometimes referred to herein as a "Fund." The series of transactions in which each Target and its corresponding Acquiring Fund (as described below in the accompanying text) are participating is referred to herein as a "Reorganization."

REGIONS MORGAN KEEGAN SELECT FUNDS
NOVEMBER 18, 2005
Page 2


     368(a)(1)(C)),(2) and each Fund will be "a party to a reorganization" (within the meaning of section 368(b));

          (2) that neither the Funds nor the Shareholders will recognize gain or loss on the Reorganization; and

          (3) regarding the basis and holding period after the Reorganization of the transferred assets and the shares issued pursuant thereto.

     In rendering this opinion, we have examined (1) the Plan, (2) the Combined Proxy Statement and Prospectus dated October 17, 2005, that was furnished in connection with the solicitation of proxies by the Board for use at a special meeting of the Targets' shareholders held on the date hereof ("Proxy Statement"), and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, "Documents"). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on statements of responsible officers of Trust and the representations described below and made in the Plan (as contemplated in paragraph 4.3(s) thereof) and the representations contained in a separate letter to us from Trust (collectively, "Representations"). We have assumed that any Representation made "to the knowledge and belief" (or similar qualification) of any person or party is, and at the Effective Time will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.(3)


----------
(2) All "section" references are to the Internal Revenue Code of 1986, as amended ("Code"), unless otherwise noted, and all "Treas. Reg. ss." references are to the regulations under the Code ("Regulations").

(3) For convenience, the balance of this letter refers only to a single Reorganization, one Target, and one Acquiring Fund (except for descriptions of the Funds' respective share classes and references to the Funds' investment objectives, policies, limitations, and risks), but the opinions and analysis herein apply separately to each Reorganization.

REGIONS MORGAN KEEGAN SELECT FUNDS
NOVEMBER 18, 2005
Page 3


                                      FACTS
                                      -----

     Trust is a trust operating under a written declaration of trust, the beneficial interest in which is divided into transferable shares, that is duly organized and validly existing under the laws of the Commonwealth of Massachusetts (a "Massachusetts business trust"); and a copy of its Amended and Restated Declaration of Trust, as amended (the "Declaration"), is on file with the Secretary of the Commonwealth of Massachusetts. Trust is an "investment company" (as defined in the Investment Company Act of 1940, as amended ("1940 Act")) that is classified as a management company of the open-end type, and its registration with the Securities and Exchange Commission ("SEC") as an investment company under the 1940 Act is in full force and effect. Each Fund is a duly established and designated series of Trust. Before January 1, 1997, Trust "claimed" classification for federal tax purposes as an association taxable as a corporation and it has never elected otherwise.

     The shares of each Target, except Regions Morgan Keegan Select Government Money Market Fund ("Government Money Market Fund"), are divided into two classes, designated Class A shares and Class I shares ("Class a Target Shares" and "Class I Target Shares," respectively, and, together with Government Money Market Fund's Class A shares mentioned next, collectively "Target Shares")); Government Money Market Fund has only a single class of shares, designated Class A shares (also "Class a Target Shares"). The shares of each Acquiring Fund, except Regions Morgan Keegan Select LEADER Money Market Fund ("Money Market Fund"), are divided into three classes, two of which also are designated Class A shares and Class I shares ("CLass A Acquiring Fund Shares" and "Class I Acquiring Fund Shares," respectively, and together with Money Market Fund's Class A shares mentioned below, collectively "Acquiring Fund Shares"); the third class of each such Acquiring Fund's shares are designated Class C shares, which are not involved in the Reorganizations and are not included in the term "Acquiring Fund Shares." Money Market Fund's shares are divided into two classes, designated Class A shares (also "Class A Acquiring Fund Shares") and Class I shares; the latter are not involved in the Reorganization involving Money Market Fund and are not included in the term "Acquiring Fund Shares." Each class of Target Shares is substantially similar to the correspondingly designated class of Acquiring Fund Shares, I.E., the Funds' Class A and Class I shares correspond to each other.

     The Reorganization, together with related acts necessary to consummate it ("Closing"), will occur on or about the date hereof. All acts taking place at the Closing will be deemed to take place simultaneously as of the close of business on the date thereof or another time Trust determines ("Effective Time").

REGIONS MORGAN KEEGAN SELECT FUNDS
NOVEMBER 18, 2005
Page 4


     The Declaration permits Trust to vary its shareholders' investment therein. Trust does not have a fixed pool of assets -- each series thereof (including each Fund) is a managed portfolio of securities, and Morgan Asset Management, Inc., the Funds' investment adviser ("Adviser"), has the authority to buy and sell securities for it.

     The Target and Acquiring Fund participating in each Reorganization have identical, substantially similar, or similar investment objectives, similar investment policies, investment limitations most of which are identical in all material respects, and similar risks. With respect to each Reorganization and the Funds participating therein, Trust believes, based on its review of the Funds' respective investment portfolios, that most of Target's assets are consistent with Acquiring Fund's investment objective and policies and that all or substantially all of those assets can be transferred to and held by Acquiring Fund pursuant to the Reorganization.

     For the reasons, and after consideration of the factors, described in the Proxy Statement, the Board unanimously approved the Plan. In doing so, the Board, including its members who are not "interested persons" (as that term is defined in section 2(a)(19) of the 1940 Act) thereof, determined that each Fund's participation in the Reorganization is in its best interest and that the interests of each Fund's existing shareholders will not be diluted as a result of the Reorganization.

     The Plan, which specifies that Trust intends it to be, and adopts it as, a "plan of reorganization" within the meaning of the Regulations, provides in relevant part for the following:

          (1) Acquiring Fund's acquisition of all assets and property -- including all cash, cash equivalents, securities, commodities, futures interests, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, and deferred and prepaid expenses shown as assets on Target's books -- Target owns immediately after the close of regular trading on the New York Stock Exchange and the declaration of any dividends and/or other distributions on the date of the Closing ("Valuation Time") (collectively "Assets"), in exchange solely for the following:

               (a) the number of full and fractional (rounded to the third decimal place) (1) Class A Acquiring Fund Shares determined by dividing Target's net value (computed as set forth in paragraph 2.1 of the Plan) ("Target Value") attributable to the Class A Target Shares

REGIONS MORGAN KEEGAN SELECT FUNDS
NOVEMBER 18, 2005
Page 5


          (the entire Target Value in the case of Government Money Market Fund) by the net asset value ("NAV") of a Class A Acquiring Fund Share (computed as set forth in paragraph 2.2 of the Plan), and (2) except in the case of Money Market Fund, Class I Acquiring Fund Shares determined by dividing the Target Value attributable to the Class I Target Shares by the NAV of a Class I Acquiring Fund Share (as so computed), and

               (b) Acquiring Fund's  assumption of all of Target's  liabilities, debts, obligations, and duties of whatever kind or nature existing at the Valuation Time, whether absolute, accrued, contingent, or otherwise, known or unknown, whether or not arising in the ordinary course of business, whether or not determinable at the Valuation Time, and whether or not specifically referred to in the Plan (collectively "Liabilities"),

          (2) The distribution of those Acquiring Fund Shares to the Shareholders, by Trust's transfer agent's opening accounts on Acquiring Fund's share transfer books in the Shareholders' names and crediting each Shareholder's account with the respective PRO RATA number of full and fractional (rounded to the third decimal place) Acquiring Fund Shares due that Shareholder, by class (whereupon all outstanding Target Shares, including any represented by certificates, simultaneously will be canceled on Target's share transfer books),(4) and

          (3) Target's termination as soon as reasonably practicable after that distribution, but in all events within six months after the Effective Time.


----------
(4) The Plan provides that, at the time of the Reorganization, the Target Shares will, in effect, be exchanged for Acquiring Fund Shares, certificates for which will not be issued. Accordingly, Shareholders will not be required to and will not make physical delivery of their Target Shares, nor will they receive certificates for Acquiring Fund Shares, pursuant to the Reorganization. Target Shares nevertheless will be treated as having been exchanged for Acquiring Fund Shares, and the tax consequences to the Shareholders will be unaffected by the absence of Acquiring Fund Share certificates. SEE discussion at V. under "Analysis," below.

REGIONS MORGAN KEEGAN SELECT FUNDS
NOVEMBER 18, 2005
Page 6


                                 REPRESENTATIONS
                                 ---------------

     Trust has represented and warranted to us as follows:(5)

          (1) Target incurred the Liabilities in the ordinary course of its business;

          (2) Each Fund is a "fund" (as defined in section 851(g)(2)); for each taxable year of its operation (including the taxable year ending at, in Target's case, or including, in Acquiring Fund's case, the Effective Time), each Fund has met (or will meet) the requirements of Subchapter M of Chapter 1 of the Code for qualification as a regulated investment company ("RIC") and has been (or will be) eligible to and has computed (or will compute) its federal income tax under section 852; Acquiring Fund intends to continue to meet all such requirements for the next taxable year; and neither Fund has earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

          (3) The Funds are in the same line of business, for purposes of Treas. Reg. ss. 1.368-1(d)(2), and neither Fund entered into such line of business as part of the plan of reorganization; following the Reorganization, Acquiring Fund will continue, and has no intention to change, such line of business; from the time the Board approved the transactions contemplated by the Plan ("Approval Time") through the Effective Time, Target has invested and will invest its assets in a manner that ensures its compliance with the Representation in the preceding paragraph; from the time it commenced operations through the Effective Time, Target has conducted and will conduct its "historic business" (within the meaning of such section) in a substantially unchanged manner; from the Approval Time through the Effective Time, Target (a) has not disposed of and/or acquired, and will not dispose of and/or acquire, any assets (i) for the purpose of satisfying Acquiring Fund's investment objective or policies or (ii) for any other reason except in the ordinary course of its business as a RIC and (b) has not otherwise changed, and will not otherwise change, its historic investment policies; and Trust believes, based on its review of each Fund's


----------
(5) Virtually all of the following Representations actually are set forth in the Plan as conditions to the obligations of one or the other Fund or each Fund. Paragraph 4.3(s) of the Plan expressly provides, however, that in rendering this opinion, we may "assume satisfaction" of all those conditions and "treat them as representations and warranties Trust made to" us.

REGIONS MORGAN KEEGAN SELECT FUNDS
NOVEMBER 18, 2005
Page 7


     investment portfolio, that most of Target's assets are consistent with Acquiring Fund's investment objective and policies and thus can be transferred to and held by Acquiring Fund;

          (4) At the Effective Time, (a) at least 33-1/3% of Target's portfolio assets will meet Acquiring Fund's investment objective(s), strategies, policies, risks, and restrictions, and (b) Acquiring Fund has no plan or intention to change any of its investment objective(s), strategies, policies, risks, or restrictions after the Reorganization; and Target did not and will not alter its portfolio in connection with the Reorganization to meet such 33-1/3% threshold;

          (5) Target is not under the jurisdiction of a court in a "title 11 or similar case" (as defined in section 368(a)(3)(A));

          (6) During the five-year period ending at the Effective Time, (a) neither Target nor any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to it will have acquired Target Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquiring Fund Shares or Target Shares, except for shares redeemed in the ordinary course of Target's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (b) no distributions will have been made with respect to Target Shares, other than normal, regular dividend distributions made pursuant to Target's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A);

          (7) Not more than 25% of the value of Target's total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers;

          (8) No consideration other than Acquiring Fund Shares (and Acquiring Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

REGIONS MORGAN KEEGAN SELECT FUNDS
NOVEMBER 18, 2005
Page 8


          (9) Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does Acquiring Fund, or any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to it, have any plan or intention to acquire -- during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued to the Shareholders pursuant to the Reorganization, except for redemptions in the ordinary course of such business as required by section 22(e) of the 1940 Act;

          (10) Following the Reorganization, Acquiring Fund (a) will continue Target's "historic business" (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)) and (b) will use a significant portion of Target's "historic business assets" (within the meaning of Treas. Reg. ss. 1.368-1(d)(3)) in a business; moreover, Acquiring Fund (c) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, and (d) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status;

          (11) There is no plan or intention for Acquiring Fund to be dissolved or merged into another business or statutory trust or a corporation or any "fund" thereof (as defined in section 851(g)(2)) following the Reorganization;

          (12) Acquiring Fund does not directly or indirectly own, nor at the Effective Time will it directly or indirectly own, nor has it directly or indirectly owned at any time during the past five years, any Target Shares;

          (13) During the five-year period ending at the Effective Time, neither Acquiring Fund nor any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to it will have acquired Target Shares with consideration other than Acquiring Fund Shares;

          (14) Assuming the accuracy of the Representation numbered (7), immediately after the Reorganization, (a) not more than 25% of the value of

REGIONS MORGAN KEEGAN SELECT FUNDS
NOVEMBER 18, 2005
Page 9


     Acquiring Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers;

          (15) The fair market value of the Acquiring Fund Shares each Shareholder receives will be approximately equal to the fair market value of the Target Shares it actually or constructively surrenders in exchange therefor;

          (16) Its management (a) is unaware of any plan or intention of Shareholders to redeem, sell, or otherwise dispose of (i) any portion of their Target Shares before the Reorganization to any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to either Fund or
     (ii) any portion of the Acquiring Fund Shares they receive in the Reorganization to any person "related" (within such meaning) to Acquiring Fund, (b) does not anticipate dispositions of those Acquiring Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Target as a series of an open-end investment company, (c) expects that the percentage of shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be DE MINIMIS, and (d) does not anticipate that there will be extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization;

          (17) To the best of its management's knowledge, at the record date for Target's shareholders entitled to vote on approval of the Plan, there was no plan or intention by its shareholders to redeem, sell, exchange, or otherwise dispose of, in connection with the Reorganization, a number of Target Shares (or Acquiring Fund Shares to be received in the Reorganization) that would reduce their ownership of the Target Shares (or the equivalent Acquiring Fund Shares) to a number of shares that was less than 50% of the number of the Target Shares at such record date;

          (18) The  Shareholders  will pay their own  expenses  (such as fees of
     personal   investment   or  tax   advisers   for  advice   concerning   the
     Reorganization), if any, incurred in connection with the Reorganization;

REGIONS MORGAN KEEGAN SELECT FUNDS
NOVEMBER 18, 2005
Page 10


          (19) The fair market value of the Assets on a going concern basis will equal or exceed the Liabilities to be assumed by Acquiring Fund and those to which the Assets are subject;

          (20) There is no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

          (21) Pursuant to the Reorganization, Target will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, Target held immediately before the Reorganization. For the purposes of the foregoing, any amounts Target uses to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except (a) redemptions in the ordinary course of its business required by section 22(e) of the 1940 Act and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982) will be included as assets it held immediately before the Reorganization;

          (22) None of the compensation received by any Shareholder who or that is an employee of or service provider to Target will be separate consideration for, or allocable to, any of the Target Shares that Shareholder held; none of the Acquiring Fund Shares any such Shareholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the compensation paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

          (23) Immediately after the Reorganization, the Shareholders will not own shares constituting "control" (as defined in section 304(c)) of Acquiring Fund;

          (24) Neither Fund will be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B.
     187); and

REGIONS MORGAN KEEGAN SELECT FUNDS
NOVEMBER 18, 2005
Page 11


          (25) The aggregate value of the acquisitions, redemptions, and distributions limited by the Representations numbered (6), (9), and (13) will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Target at the Effective Time.

                                     OPINION
                                     -------

     Based solely on the facts and assumptions described above, and conditioned on the Representations' being true and complete at the Effective Time and the Reorganization's being consummated in accordance with the Plan (without the waiver or modification of any terms or conditions thereof), our opinion (as explained more fully in the next section of this letter) is as follows:

          (1) Acquiring Fund's acquisition of the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities, followed by Target's distribution of those shares PRO RATA to the
     Shareholders  actually  or  constructively  in  exchange  for their  Target
     Shares, will qualify as a "reorganization" (as defined in section 368(a)(1)(C)), and each Fund will be "a party to a reorganization" (within the meaning of section 368(b));

          (2) Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities(6) or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Shares;

          (3) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;


----------
(6) Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

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          (4) Acquiring  Fund's basis in each Asset will be the same as Target's basis therein immediately before the Reorganization, and Acquiring Fund's holding period for each Asset will include Target's holding period therefor;

          (5) A Shareholder will recognize no gain or loss on the exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

          (6) A Shareholder's aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include its holding period for those Target Shares, provided the Shareholder holds them as capital assets at the Effective Time.

     Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("Service") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

     Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Finally, our opinion is solely for the addressee's information and use and may not be relied on for any purpose by any other person without our express written consent.

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                                    ANALYSIS
                                    --------

I.   The Reorganization  Will Qualify as a C Reorganization,  and Each Fund Will
     ---------------------------------------------------------------------------
     Be a Party to a Reorganization.
     -------------------------------

     A.   Each Fund Is a Separate Corporation.
          -----------------------------------

     A reorganization under section 368(a)(1)(C) (a "C Reorganization") involves the acquisition by one corporation, in exchange solely for all or a part of its voting stock, of substantially all of the properties of another corporation. For a transaction to qualify under that section, therefore, both entities involved therein must be corporations (or associations taxable as corporations). Trust, however, is a business trust, not a corporation, and each Fund is a separate series of an Investment Company.

     Regulation section 301.7701-4(a) provides that the term "trust," as used in the Code, refers to an arrangement created by a will or INTER VIVOS declaration whereby trustees take title to property for the purpose of protecting or conserving it for the beneficiaries under the ordinary rules applied in chancery or probate courts and does not extend to an arrangement under which the beneficiaries are associates in a joint enterprise for the conduct of business for profit. Regulation section 301.7701-4(b) provides that certain arrangements known as trusts (because legal title is conveyed to trustees for the benefit of beneficiaries) will not be classified as trusts for purposes of the Code because they are not simply arrangements to protect or conserve the property for the beneficiaries. That section states that these "business or commercial trusts" generally are created by the beneficiaries simply as devices to carry on profit-making businesses that normally would have been carried on through business organizations classified as corporations or partnerships under the Code and concludes that the fact that any organization is technically cast in the trust form will not change its real character if it "is more properly classified as a business entity under [Treas. Reg.] ss. 301.7701-2."(7) Furthermore, pursuant to Treas. Reg. ss. 301.7701-4(c), "[a]n `investment' trust will not be


----------
(7) On December 10, 1996, the Service adopted Regulations for classifying business organizations (Treas. Reg. ss.ss. 301.7701-1 through -3 and parts of -4, the so-called "check-the-box" Regulations) to replace the provisions in the then-existing Regulations that "have become increasingly formalistic. [The check-the-box Regulations replace] those rules with a much simpler approach that generally is elective." T.D. 8697, 1997-1 C.B. 215. Regulation section 301.7701-2(a) provides that "a BUSINESS ENTITY is any entity recognized for federal tax purposes . . . that is not properly classified as a trust under [Treas. Reg.] ss. 301.7701-4 or otherwise subject to special treatment under the
.. . . Code." Trust is not subject to any such special treatment.

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Page 14


classified as a trust if there is a power under the trust agreement to vary the investment of the certificate holders. SEE COMMISSIONER V. NORTH AMERICAN BOND TRUST, 122 F.2d 545 (2d Cir. 1941), CERT. DENIED, 314 U.S. 701 (1942)."

     Based on these criteria, Trust does not qualify as a trust for federal tax purposes.(8) Trust is not simply an arrangement to protect or conserve property for the beneficiaries but is designed to carry on a profit-making business. Furthermore, while Trust is an "investment trust," there is a power under the Declaration of Trust to vary its shareholders' investment therein. Trust does not have a fixed pool of assets -- each series thereof (including each Fund) is a managed portfolio of securities, and Adviser has the authority to buy and sell securities for it. Accordingly, we believe that Trust should not be classified as a trust, and instead should be classified as a business entity, for federal tax purposes.

     Regulation section 301.7701-2(a) provides that "[a] business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership." The term "corporation" is defined for those purposes (in Treas. Reg. ss. 301.7701-2(b)) to include corporations denominated as such under the federal or state statute pursuant to which they were organized and certain other entities. Any business entity that is not classified as a corporation under that section (an "eligible entity") and has at least two members can elect to be classified as either an association (and thus a corporation) or a partnership. Treas. Reg. ss. 301.7701-3(a).

     An eligible entity in existence before January 1, 1997, the effective date of the check-the-box Regulations, "will have the same classification that the entity claimed under [the prior Regulations]," unless it elects otherwise. Treas. Reg. ss. 301.7701-3(b)(3)(i). Based on the reasoning stated in the second preceding paragraph -- and the fact that, under the law that existed before the check-the-box Regulations, the word "association" had been held to include a Massachusetts business trust (SEE HECHT V. MALLEY, 265 U.S. 144 (1924)) -- Trust "claimed" classification under the prior Regulations as an association taxable as a corporation. Moreover, since that date it has not elected not to be so classified. Accordingly, we believe that Trust will continue to be classified as an association (and thus a corporation) for federal tax purposes.



----------
(8) Because each Fund is considered separate from each other series of Trust for federal tax purposes (see the discussion in the last paragraph of I.A. below), the analysis in the accompanying text applies equally to each Fund.

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     Trust as such,  however,  is not participating in the  Reorganization,  but rather two separate series thereof (the Funds) are the participants. Ordinarily, a transaction involving segregated pools of assets such as the Funds could not qualify as a reorganization, because the pools would not be separate taxable entities that constitute corporations. Under section 851(g), however, each Fund is treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a) (which is satisfied by Trust). Accordingly, we believe that each Fund is a separate corporation, and its shares are treated as shares of corporate stock, for purposes of section 368(a)(1)(D).

     B.   Transfer of "Substantially All" of Target's Properties.
          ------------------------------------------------------

     For an acquisition to qualify as a C Reorganization, the acquiring corporation must acquire "substantially all of the properties" of the transferor corporation in exchange solely for all or part of the acquiring corporation's stock. For purposes of issuing private letter rulings, the Service considers the transfer of at least 90% of the fair market value of the transferor's net assets, and at least 70% of the fair market value of its gross assets, held immediately before the reorganization to satisfy the "substantially all" requirement. SEE Rev. Proc. 77-37, 1977-2 C.B. 568. The Reorganization will involve such a transfer. Accordingly, we believe that the Reorganization will involve the transfer to Acquiring Fund of substantially all of Target's properties.

     C.   Qualifying Consideration.
          ------------------------

     The acquiring corporation in an acquisition intended to qualify as a C Reorganization must acquire at least 80% (by fair market value) of the transferor's property solely for voting stock. Section 368(a)(2)(B)(iii). The assumption of liabilities by the acquiring corporation or its acquisition of property subject to liabilities normally is disregarded (section 368(a)(1)(C)), but the amount of any such liabilities will be treated as money paid for the transferor's property if the acquiring corporation exchanges any money or property (other than its voting stock) therefor. Section 368(a)(2)(B). Because Acquiring Fund will exchange only Acquiring Fund Shares, and no money or other property, for the Assets, we believe that the Reorganization will satisfy the solely-for-voting-stock requirement to qualify as a C Reorganization.

     D.   Distribution by Target.
          ----------------------

     Section 368(a)(2)(G)(i) provides that a transaction will not qualify as a C Reorganization unless the corporation whose properties are acquired distributes the stock it receives and its other property in pursuance of the plan of reorganization. Under the Plan -- which we believe constitutes a "plan of

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Page 16


reorganization" within the meaning of Treas. Reg. ss. 1.368-2(g) -- Target will distribute all the Acquiring Fund Shares it receives to the Shareholders in exchange for their Target Shares; as soon as is reasonably practicable thereafter, Target will be terminated. Accordingly, we believe that the requirements of section 368(a)(2)(G)(i) will be satisfied.

     E.   Requirements of Continuity.
          --------------------------

     Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation ("IC") -- defined in that section as "the acquiring corporation (as that term is used in section 368(a))," with an exception not relevant here -- under the modified corporate form as described in Treas. Reg. ss. 1.368-1(d) ("continuity of business enterprise") and (2) a continuity of interest as described in Treas. Reg. ss. 1.368-1(e) ("continuity of interest").

          1.    Continuity of Business Enterprise.
                ---------------------------------

     To satisfy the continuity of business enterprise requirement of Treas. Reg. ss. 1.368-1(d)(1), IC must either (i) continue the target corporation's "historic business" ("business continuity") or (ii) use a significant portion of the target corporation's "historic business assets" in a business ("asset continuity").

     While there is no authority that deals directly with the continuity of business enterprise requirement in the context of a transaction such as the Reorganization, Rev. Rul. 87-76, 1987-2 C.B. 84, deals with a somewhat similar situation. In that ruling, P was an "investment company" (as defined in section 368(a)(2)(F)(iii)) that invested exclusively in municipal bonds. P acquired the assets of T, another such investment company, in exchange for P common stock in a transaction that was intended to qualify as a C reorganization. Prior to the exchange, T sold its entire portfolio of corporate stocks and bonds and purchased a portfolio of municipal bonds. The Service held that this transaction did not qualify as a reorganization for the following reasons: (1) because T had sold its historic assets prior to the exchange, there was no asset continuity; and (2) P's failure to engage in the business of investing in corporate stocks and bonds after the exchange caused the transaction to lack business continuity as well.

     The Funds have identical, substantially similar, or similar investment objectives, similar investment policies, investment limitations most of which are identical in all material respects, and similar risks. Moreover, (1) the Funds are in the same line of business, for purposes of Treas. Reg. ss. 1.368-1(d)(2), and neither Fund entered into such line of business as part of

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REGIONS MORGAN KEEGAN SELECT FUNDS
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Page 17


the plan of reorganization, (2) Acquiring Fund will continue, and has no intention to change, such line of business, and has no plan or intention to change any of its investment objective(s), strategies, policies, risks, or restrictions, following the Reorganization, (3) from the time it commenced operations through the Effective Time, Target has conducted and will conduct its "historic business" (within the meaning of such section) in a substantially unchanged manner, (4) from the Approval Time through the Effective Time, Target
(a) has not disposed of and/or acquired, and will not dispose of and/or acquire, any assets (i) for the purpose of satisfying Acquiring Fund's investment objective or policies or (ii) for any other reason except in the ordinary course of its business as a RIC and (b) has not otherwise changed, and will not otherwise change, its historic investment policies, and (5) after the
Reorganization, Acquiring Fund will continue that "historic business." Accordingly, there will be business continuity.

     Acquiring Fund not only will continue Target's historic business, but it also will use in its business a significant portion of Target's "historic business assets" (within the meaning of Treas. Reg. ss. 1.368-1(d)(3)). Moreover, (1) at the Effective Time, at least 33-1/3% of Target's portfolio assets will meet Acquiring Fund's investment objective(s), strategies, policies, risks, and restrictions, and Target did not and will not alter its portfolio in connection with the Reorganization to meet such 33-1/3% threshold, (2) Acquiring Fund has no plan or intention to sell or otherwise dispose of any Assets, except for dispositions made in the ordinary course of its business and dispositions necessary to maintain its status as a RIC, (3) Acquiring Fund expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status, and (4) with respect to each Reorganization and the Funds participating therein, Trust believes, based on its review of the Funds' respective investment portfolios, that most of Target's assets are consistent with Acquiring Fund's investment objective and policies and that all or substantially all of those assets can be transferred to and held by Acquiring Fund pursuant to the Reorganization. Accordingly, there will be asset continuity as well.

     For all the foregoing reasons, we believe that the Reorganization will satisfy the continuity of business enterprise requirement.

          2.    Continuity of Interest.
                ----------------------

     Regulation section 1.368-1(e)(1)(i) provides that "[c]ontinuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A

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Page 18


proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation  . . . ."  That  section  goes  on to  provide  that  "[h]owever,  a proprietary  interest  in  the  target  corporation  is  not  preserved  if,  in connection with the potential reorganization, . . . stock of the issuing corporation furnished in exchange for a proprietary interest in the target corporation in the potential reorganization is redeemed. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved."

     For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement satisfied if ownership in an acquiring corporation on the part of a transferor corporation's former shareholders is equal in value to at least 50% of the value of all the formerly outstanding shares of the transferor corporation.(9) Although shares of both the target and acquiring corporations held by the target corporation's shareholders that are disposed of before or after the transaction will be considered in determining satisfaction of the 50% standard, the Service has issued private letter rulings that excepted from that determination "shares which are required to be redeemed at the demand of shareholders by . . . Target or Acquiring in the ordinary course of their businesses as open-end investment companies (or series thereof) pursuant to Section 22(e) of the 1940 Act." Priv. Ltr. Ruls. 9823018 (Mar. 5,
1998) and 9822053 (Mar. 3, 1998); CF. Priv. Ltr. Rul.  199941046 (July 16, 1999)
(redemption of a target RIC shareholder's shares, amounting to 42% of the RIC's value, and other shares "redeemed in the ordinary course of Target's business as an open-end investment company pursuant to section 22(e)" excluded from determination of whether the target or a related person acquired its shares with



----------
(9) Rev.  Proc.  77-37,  SUPRA;  BUT SEE  Rev.  Rul.  56-345,  1956-2  C.B.  206
(continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the shares were redeemed to allow investment in a third RIC); SEE ALSO REEF CORP. V. COMMISSIONER, 368 F.2d 125 (5th Cir. 1966), CERT. DENIED, 386 U.S. 1018 (1967) (a redemption of 48% of a transferor corporation's stock was not a sufficient shift in proprietary interest to disqualify a transaction as a reorganization under section 368(a)(1)(F) ("F Reorganization"), even though only 52% of the transferor's shareholders would hold all the transferee's stock); AETNA CASUALTY AND SURETY CO. V. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption of a 38.39%
minority interest did not prevent a transaction from qualifying as an F Reorganization); and Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's shareholders acquired only 45% of the transferee's stock, while the remaining 55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer).

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consideration other than target or acquiring fund shares).(10)

     During the five-year period ending at the Effective Time, (1) neither Target nor any person related(11) thereto will have acquired Target Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquiring Fund Shares or Target Shares, except for shares redeemed in the ordinary course of Target's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (2) no distributions will have been made with respect to Target Shares, other than normal, regular dividend distributions made pursuant to Target's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A). Nor does Acquiring Fund or any person related thereto have any plan or intention to acquire -- during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued pursuant to the Reorganization, except for redemptions in the ordinary course of that business as required by the 1940 Act. Furthermore, during the five-year period ending at the Effective Time, neither Acquiring Fund nor any person related thereto will have acquired Target Shares with consideration other than Acquiring Fund Shares. The aggregate value of the acquisitions, redemptions, and distributions limited by the foregoing will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Target at the Effective Time.

     There is no plan or intention of Shareholders to redeem, sell, or otherwise dispose of (1) any portion of their Target Shares before the Reorganization to any person related to either Fund or (2) any portion of the Acquiring Fund Shares they receive in the Reorganization to any person related to Acquiring



----------
(10) Although, under section 6110(k)(3), a private letter ruling may not be cited as precedent, tax practitioners look to such rulings as generally indicative of the Service's views on the proper interpretation of the Code and the Regulations. CF. ROWAN COMPANIES, INC. V. COMMISSIONER, 452 U.S. 247 (1981); ALSO SEE Treas. Reg. ss. 1.6662-4(d)(3)(iii) (providing that private letter rulings issued after October 31, 1976, are authority for purposes of determining whether there is or was substantial authority for the tax treatment of an item under section 6662(d)(2)(B)(i), in connection with the imposition of the accuracy-related penalty under section 6662 to a substantial understatement of income tax).

(11) All references in this and the next paragraph to the word "Related" are to that word within the meaning of Treas. Reg. ss. 1.368-1(e)(3).

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Fund.  Moreover,  Trust (a) does not anticipate  dispositions of those Acquiring
Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Target as a series of an open-end investment company, (b) expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be DE MINIMIS, and (c) does not anticipate that there will be extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization.

     Although Acquiring Fund's shares will be offered for sale to the public on an ongoing basis after the Reorganization, sales of those shares will arise out of a public offering separate and unrelated to the Reorganization and not as a result thereof. SEE REEF CORP. V. COMMISSIONER, 368 F.2d at 134; Rev. Rul. 61-156, SUPRA. Similarly, although the Shareholders may redeem Acquiring Fund Shares pursuant to their rights as shareholders of a series of an open-end investment company (SEE Priv. Ltr. Ruls. 9823018 and 9822053, SUPRA, and 8816064 (Jan. 28, 1988)), those redemptions will result from the exercise of those rights in the course of Acquiring Fund's business as such a series and not from the Reorganization as such.

     Accordingly, we believe that the Reorganization will satisfy the continuity of interest requirement.

     F.   Business Purpose.
          -----------------

     All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in GREGORY V. HELVERING, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. ss.ss. 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a BONA FIDE business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy Statement. Accordingly, we believe that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax) and therefore meets the requirements of the business purpose doctrine.

     G.    Satisfaction of Section 368(a)(2)(F).
           ------------------------------------

     Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) were "investment companies" immediately before the transaction, then the transaction

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REGIONS MORGAN KEEGAN SELECT FUNDS
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Page 21


shall not be considered a reorganization with respect to any such investment company and its shareholders. But that section does not apply to a participating investment company if, among other things, it is a RIC or --

     (1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

     (2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.

In determining total assets for these purposes, cash and cash items (including receivables) and U.S. government securities are excluded. Section 368(a)(2)(F)(iv). Each Fund will meet the requirements to qualify for treatment as a RIC for its respective current taxable year and will satisfy the foregoing percentage tests. Accordingly, we believe that section 368(a)(2)(F) will not cause the Reorganization to fail to qualify as a C Reorganization with respect to either Fund.

     For all the foregoing reasons, we believe that the Reorganization will qualify as a C Reorganization.

     H.   Each Fund Will Be a Party to a Reorganization.
          ---------------------------------------------

     Section 368(b)(2) provides, in pertinent part, that in the case of a reorganization involving the acquisition by one corporation of properties of another -- and Treas. Reg. ss. 1.368-2(f) further provides that if one corporation transfers substantially all its properties to a second corporation in exchange for all or a part of the latter's voting stock (I.E., a C Reorganization) -- the term "a party to a reorganization" includes each corporation. Pursuant to the Reorganization, Target is transferring all its properties to Acquiring Fund in exchange for Acquiring Fund Shares. Accordingly, we believe that each Fund will be "a party to a reorganization."


II.  Target Will Recognize No Gain or Loss.
     -------------------------------------

     Under sections 361(a) and (c), no gain or loss shall be recognized to a corporation that is a party to a reorganization if, pursuant to the plan of reorganization, (1) it exchanges property solely for stock or securities in another corporate party to the reorganization and (2) distributes that stock or securities to its shareholders. (Such a distribution is required by section 368(a)(2)(G)(i) for a reorganization to qualify as a C Reorganization.) Section 361(c)(4) provides that sections 311 and 336 (which require recognition of gain

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REGIONS MORGAN KEEGAN SELECT FUNDS
NOVEMBER 18, 2005
Page 22


on certain distributions of appreciated property) shall not apply to such a distribution.

     Section  357(a)  provides  in  pertinent  part that,  except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated as money or other property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a BONA FIDE business purpose.

     As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Target will exchange the Assets solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities and then will be terminated pursuant to the Plan, distributing those shares to the Shareholders actually or constructively in exchange for their Target Shares. As also noted above, it is our opinion that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of Acquiring Fund's assumption of the Liabilities is avoidance of federal income tax on the proposed transaction. Accordingly, we believe that Target will recognize no gain or loss on the Reorganization.(12)


III.  Acquiring Fund Will Recognize No Gain or Loss.
      ---------------------------------------------

     Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for its stock. Acquiring Fund will issue Acquiring Fund Shares to Target in exchange for the Assets, which consist of money and securities. Accordingly, we believe that Acquiring Fund will recognize no gain or loss on the Reorganization.


----------
(12) See footnote 6.

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REGIONS MORGAN KEEGAN SELECT FUNDS
NOVEMBER 18, 2005
Page 23


IV.  Acquiring  Fund's  Basis in the Assets  Will Be a Carryover Basis, and  Its
     ---------------------------------------------------------------------------
     Holding Period Will Include Target's Holding Period.
     ---------------------------------------------------

     Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on the transfer (a "carryover basis"). As noted above, it is our opinion that the Reorganization will qualify as such a reorganization and that Target will recognize no gain on the Reorganization. Accordingly, we believe that Acquiring Fund's basis in each Asset will be the same as Target's basis therein immediately before the Reorganization.

     Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the transferor held the property. As noted above, it is our opinion that Acquiring Fund's basis in each Asset will be a carryover basis. Accordingly, we believe that Acquiring Fund's holding period for each Asset will include Target's holding period therefor.

V.   A Shareholder Will Recognize No Gain or Loss.
     --------------------------------------------

     Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of reorganization solely for stock in that corporation or another corporate party to the reorganization. Pursuant to the Plan, the Shareholders will receive solely Acquiring Fund Shares for their Target Shares. As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Although section 354(a)(1) requires that the transferor corporation's shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. SEE, E.G., EASTERN COLOR PRINTING CO., 63 T.C. 27, 36
(1974); DAVANT V. COMMISSIONER, 366 F.2d 874 (5th Cir. 1966). Therefore, although the Shareholders will not actually surrender Target Share certificates in exchange for Acquiring Fund Shares, their Target Shares will be canceled on the issuance of Acquiring Fund Shares to them (all of which will be reflected on Acquiring Fund's share transfer books) and will be treated as having been exchanged therefor. SEE Rev. Rul. 90-13, 1990-1 C.B. 65. Accordingly, we believe that a Shareholder will recognize no gain or loss on the exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization.

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REGIONS MORGAN KEEGAN SELECT FUNDS
NOVEMBER 18, 2005
Page 24


VI.  A  Shareholder's  Basis  in Acquiring  Fund Shares  Will  Be a  Substituted
     ---------------------------------------------------------------------------
     Basis, and its Holding Period therefor Will Include its Holding Period  for
     ----------------------------------------------------------------------  ---
     its Target Shares.
     ------------------

     Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange by the shareholder (a "substituted basis"). As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization and, under section 354, a Shareholder will recognize no gain or loss on the exchange of all its Target Shares solely for Acquiring Fund Shares in the Reorganization. No property will be distributed to the Shareholders other than Acquiring Fund Shares, and no money will be distributed to them pursuant to the Reorganization. Accordingly, we believe that a Shareholder's aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares.

     Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a "capital asset" (as defined in section 1221) in the taxpayer's hands at the time of the exchange. SEE Treas. Reg. ss. 1.1223-1(a). As noted above, it is our opinion that a Shareholder will have a substituted basis in the Acquiring Fund Shares it receives in the Reorganization. Accordingly, we believe that a Shareholder's holding period for the Acquiring Fund Shares it receives in the Reorganization will include, in each instance, its holding period for the Target Shares it actually or constructively surrenders in exchange therefor, provided the Shareholder holds those Target Shares as capital assets at the Effective Time.

                                    Very truly yours,



                                    /s/ Kirkpatrick & Lockhart Nicholson
                                        Graham LLP

                                    KIRKPATRICK & LOCKHART NICHOLSON
                                        GRAHAM LLP

                                   SCHEDULE A

                TARGETS                                ACQUIRING FUNDS
                -------                                ---------------
  Regions Morgan Keegan Select LEADER            Regions Morgan Keegan Select
           Growth Equity Fund                             Growth Fund

  Regions Morgan Keegan Select LEADER            Regions Morgan Keegan Select
           Balanced Fund                                 Balanced Fund

  Regions Morgan Keegan Select LEADER            Regions Morgan Keegan Select
        Intermediate Bond Fund                        Fixed Income Fund

  Regions Morgan Keegan Select LEADER            Regions Morgan Keegan Select
         Tax-Exempt Bond Fund                 Intermediate Tax Exempt Bond Fund

     Regions Morgan Keegan Select                Regions Morgan Keegan Select
     Government Money Market Fund                  LEADER Money Market Fund